Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of April 26, 2023, the ordinary shares of Ferroglobe PLC (“Ordinary Shares”) constitute the only class of securities it has registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Ordinary Shares

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association adopted 26 October 2017 (the “Articles of Association”), which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part. We encourage you to read our Articles of Association for additional information.

Authorized Share Capital

Our authorized share capital consists of 188,882,314 Ordinary Shares, $0.01 par value per share. The outstanding Ordinary Shares are fully paid. Of the 188,882,314 Ordinary Shares in issue, 997,221 shares are held in treasury as of 26 April 2024.

Voting Rights

Each of the Ordinary Shares has one vote attaching to it for voting purposes in respect of all matters on which voting shares in the capital of the Company have voting rights and shall form a single class with the other voting shares in the capital of the Company for such purposes. The holders of Ordinary Shares shall be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company. The Company’s Ordinary Shares do not have cumulative voting rights.

Dividend Rights

Holders of Ordinary Shares are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Holders of Ordinary Shares will share rateably in all assets legally available for distribution to our shareholders in the event of dissolution.

Other Rights and Preferences

Our Ordinary Shares have no redemption provisions or preemptive, conversion or exchange rights.

Listing

The Ordinary Shares are traded on the Nasdaq Global Select Stock Market under the trading symbol “GSM.”